Exhibit 24

POWER OF ATTORNEY

Each of the undersigned officers and/or directors of SCI Engineered Materials, Inc., an Ohio corporation (the “Company”), hereby appoints Jeremiah R. Young and Michael A. Smith as his or her true and lawful attorneys-in-fact, or any of them individually with power to act without the other, as his or her true and lawful attorney-in-fact, in his or her name and on his or her behalf, and in any and all capacities stated below, to sign and to cause to be filed with the Securities and Exchange Commission the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any and all amendments thereto, hereby granting unto said attorneys, and to each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all such capacities, every act and thing whatsoever necessary to be done in and about the premises as fully as each of the undersigned could or might do in person, hereby granting to each such attorney full power of substitution and revocation, and hereby ratifying all that any such attorney or his substitute may do by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney in counterparts if necessary, effective as of February 5, 2020.

Signature	Title

/s/ Jeremiah R. Young	President and Chief Executive Officer
Jeremiah R. Young	(principal executive officer)

/s/ Gerald S. Blaskie	Vice President and Chief Financial Officer
Gerald S. Blaskie	(principal financial officer and principal accounting officer)

/s/ Laura F. Shunk	Chairperson of the Board of Directors
Laura F. Shunk

/s/ John P. Gilliam	Director
John P. Gilliam

/s/ Emily Lu	Director
Emily Lu

/s/ Edward W. Ungar	Director
Edward W. Ungar

/s/ Charles Wickersham	Director
Charles Wickersham